EXHIBIT 99

NEWTON FEDERAL BANK ANNOUNCES
CLOSING OF STOCK OFFERING AND
COMPLETION OF REORGANIZATION TRANSACTION

Covington, Georgia, April 27, 2017 — Newton Federal Bank (the “Bank”) announced that it has completed its reorganization, effective today, into the mutual holding company structure and the related stock offering of Community First Bancshares, Inc. (the “Company”), the Bank’s new holding company.  As a result of the reorganization, the Bank has become a wholly-owned subsidiary of the Company, the Company has issued and sold 46% of its outstanding shares to subscribers in the stock offering, including the Bank’s ESOP, and the Company has issued 54% of its outstanding shares to Community First Bancshares, MHC, the Company’s federally-chartered mutual holding company.

The Company’s common stock is expected to trade on the Nasdaq Capital Market under the trading symbol “CFBI” beginning on Friday, April 28, 2017.

Johnny Smith, the Bank’s President and Chief Executive Officer, said, “We want to thank our customers and our employees for their support and vote of confidence in the future of the Bank. Our customers, employees and community have all been the key to Newton Federal’s enduring history of success and the Bank and the Company will remain committed to their customers, employees, community and shareholders going forward.”

BSP Securities, LLC, acted as marketing agent in the stock offering and served as financial advisor to the Company and the Bank in connection with the reorganization and stock offering.  Luse Gorman, PC, acted as legal counsel to the Company and the Bank in connection with the reorganization and stock offering.  Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to BSP Securities, LLC in connection with the reorganization and stock offering.

Newton Federal Bank is a federally-chartered savings bank serving the financial needs of its customers located in Newton County, Georgia and the contiguous counties.  Newton Federal Bank conducts business from its corporate headquarters and main office and two branch offices in Covington, Georgia.  Newton Federal Bank also has a loan production office located in Bogart, Georgia and anticipates opening a loan production office in Braselton, Georgia by the end of the second quarter of 2017.

This press release contains certain forward-looking statements about the reorganization and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

For more information please contact:

Johnny S. Smith
President and Chief Executive Officer, Newton Federal Bank
(770) 786-7088